PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 15 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated November 19, 2003
                                                                  Rule 424(b)(3)
                                Morgan Stanley

                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                   ------------------------------------------

     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:                 $750,000,000

Maturity Date:                    November 24, 2006

Settlement Date
  (Original Issue
  Date):                          November 24, 2003

Interest Accrual Date:            November 24, 2003

Issue Price:                      100%

Interest Payment
  Dates:                          Each February 24, May 24,
                                  August 24 and November 24,
                                  beginning February 24, 2004

Interest Payment
  Period:                         Quarterly

Base Rate:                        LIBOR Telerate

Index Maturity:                   Three months

Index Currency:                   U.S. dollars

Spread
  (Plus or Minus):                Plus 0.15% per annum

Initial Interest Rate:            1.17%

Initial Interest Reset
  Date:                           February 24, 2004

Interest Reset Dates:             Each interest payment date

Interest Reset Period:            Quarterly

Interest Determination
  Dates:                          The second London banking day
                                  immediately preceding each
                                  interest reset date

Reporting Service:                Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:              Book-entry note

Senior Note or
  Subordinated Note:              Senior note

Calculation Agent:                JPMorgan Chase Bank (formerly
                                  known as The Chase Manhattan
                                  Bank)

Minimum
  Denomination:                   $1,000

Specified Currency:               U.S. dollars

Business Day:                     New York

CUSIP:                            61745ESK8

Other Provisions:                 See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

CREDIT LYONNAIS                  SCOTIA CAPITAL       SUNTRUST ROBINSON HUMPHREY

Supplemental Information Concerning Plan of Distribution:

     On November 19, 2003, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.70% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .30% of the principal amount of the Senior Floating Rate Notes.

                                                  Principal Amount of Senior
                    Name                               Floating Rate Notes
                    ----                          --------------------------
Morgan Stanley & Co. Incorporated................       $727,500,000
Credit Lyonnais Securities (USA) Inc.............          7,500,000
Scotia Capital (USA) Inc.........................          7,500,000
SunTrust Capital Markets, Inc....................          7,500,000
                                                        ------------
       Total.....................................       $750,000,000
                                                        ============


                                      PS-2